ASSUMPTION AGREEMENT


         WHEREAS, Standish Mellon Asset Management Company LLC, a Delaware limited liability company ("Standish Mellon"), is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is an indirect wholly-owned subsidiary of Mellon Financial Corporation ("MFC");

         WHEREAS, The Boston Company Asset Management LLC, a Delaware limited liability company ("TBCAM"), is an investment adviser registered under the Advisers Act and is also an indirect wholly-owned subsidiary of MFC;

         WHEREAS, Standish Mellon is a party to investment advisory agreements, each dated July 31, 2001 (collectively, the "Agreements"), between Standish Mellon and Standish, Ayer & Wood Master Portfolio, a New York business trust (the "Trust"), on behalf of the series of the Trust identified in Schedule A hereto (each a "Fund," collectively the "Funds"); and

         WHEREAS, as part of a reorganization of the investment management operations of certain of MFC's subsidiaries, TBCAM wishes to assume, and Standish Mellon wishes to transfer to TBCAM, all of Standish Mellon' rights and obligations under the Agreements.

         NOW THEREFORE, the parties hereto agree as follows:

         1. Transfer and Assumption. As of the Effective Date (defined below) of this Assumption Agreement, Standish Mellon transfers to TBCAM all of Standish Mellon's rights under the Agreements, including but not limited to the right to receive compensation thereunder and authority to manage the assets of the Fund. As of the Effective Date, TBCAM assumes all of Standish Mellon obligations under the Agreements, including but not limited to the obligation to manage the assets of the Funds in accordance with the Agreements and any liability for any breach of the terms of the Agreements that shall occur after the Effective Date of this Assumption Agreement. TBCAM agrees to furnish the Funds with investment management and related services on the same terms as Standish Mellon is required to provide such services under the Agreements.

         2. Effectiveness of this Agreement. As used in this Assumption Agreement, "Effective Date" means the latest of: (a) June 30, 2003; (b) the date on which the Trust has approved of the transactions contemplated by this Assumption Agreement and executed the acceptance set forth below; and (c) such later date as TBCAM and Standish Mellon shall in writing agree to effect the transfer and assumption contemplated above. In no event, however, shall this Assumption Agreement become effective until and unless acknowledged and accepted by the Company and the Trust.

         3. No Third Party Beneficiaries. This Assumption Agreement shall not confer any rights or remedies upon any person other than the Trust, on behalf of the Funds, TBCAM and Standish Mellon and their respective successors and permitted assigns.

         4. Entire Agreement. This Assumption Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Assumption Agreement.

         5. Amendment. This Assumption Agreement may be amended or modified only by a written instrument executed by TBCAM and Standish Mellon and acknowledged and accepted by the Trust, on behalf of the affected Fund or Funds.

         6. Governing Law. This Assumption Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts and without giving effect to the common law principles thereof.

         7. Successors and Assigns. This Assumption Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Assumption Agreement as of the 1st day of July, 2003.

STANDISH MELLON ASSET MANAGEMENT COMPANY LLC                 THE BOSTON COMPANY ASSET MANAGEMENT LLC
By:  /s/ William F. Adam                                     By:  /s/  Corey A. Griffn
     -------------------                                          --------------------
     Name: William F. Adam                                        Name:  Corey A. Griffin
     Title:  Chief Executive Officer                              Title:  President and Chief Executive Officer

Acknowledged and Accepted:

         Standish, Ayer & Wood Master Portfolio (the "Trust") acknowledges and accepts the transactions contemplated by this Assumption Agreement and agrees to treat The Boston Company Asset Management LLC ("TBCAM") and only TBCAM as investment adviser to those series of the Trust identified on Schedule A hereto pursuant to, and for all purposes under, the Investment Advisory Agreements, each dated July 31, 2001, between the Trust, on behalf of such series, and Standish Mellon Asset Management Company LLC from and after the Effective Date (as defined in Section 2 above). This acknowledgment and acceptance has been approved by the Board of Trustees of the Trust, including by a majority of the members of the Board of Trustees who are not interested persons of the Trust.

STANDISH, AYER & WOOD
MASTER PORTFOLIO
By: /s/ Scott Simmonds
    -------------------
     Title:  Assistant Vice President

(Executed outside Massachusetts)

                                   Schedule A
                                   ----------

                                     Series
                                     ------

                        Standish International Equity Portfolio
                        Standish International Small Cap Portfolio
                        Standish Select Value Portfolio
                        Standish Small Cap Growth Portfolio
                        Standish Small Cap Value Portfolio